Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Petrohawk Energy Corporation for the registration of $775 million of 9.125% senior notes due 2013 and to the incorporation by reference therein of our reports dated March 14, 2006, with respect to the consolidated financial statements of KCS Energy, Inc. and subsidiaries, KCS Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KCS Energy, Inc. and subsidiaries, included in KCS Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission and incorporated by reference in Petrohawk Energy Corporation’s Form 8-K filed with the Securities Exchange Commission on July 17, 2006.

/s/ Ernst & Young LLP

Houston, Texas

August 30, 2006